Exhibit 10.1

EXECUTION COPY

20 October 2014

ABBVIE INC.

and

SHIRE PLC

TERMINATION AGREEMENT

Herbert Smith Freehills LLP

1

2

THIS TERMINATION AGREEMENT is made on 20 October 2014

BETWEEN:

(1)                                ABBVIE INC. a Delaware corporation whose registered office in the State of Delaware is at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A. (“AbbVie”); and

(2)                                SHIRE PLC a company incorporated in Jersey (registered number 99854) and whose registered office is at 22 Grenville Street, St Helier, Jersey, JE4 8PX (“Shire”),

together referred to as the “Parties” and each as a “Party” to this Agreement.

RECITALS:

(A)                             The Parties entered into a co-operation agreement on 18 July 2014 in respect of the Proposed Merger (the “Co-operation Agreement”).

(B)                              The AbbVie Directors have withdrawn their recommendation to AbbVie stockholders that they vote in favour of the resolutions required to implement the Proposed Merger.

(C)                              The Proposed Merger is conditional upon, among other things, the affirmative approval of AbbVie stockholders.  Following the withdrawal of the recommendation by the AbbVie Directors, the Parties consider that there is little prospect of the Proposed Merger being consummated.

(D)                              AbbVie and Shire have determined that it is in their respective best interests to terminate the Co-operation Agreement, and to make certain other arrangements relating to the termination of Proposed Merger, as provided in this Agreement.

IT IS AGREED as follows:

1.                                     MUTUAL OBLIGATIONS

Conditions

1.1                              Clauses 1.2 to 1.6 (inclusive), 2 and 3  (inclusive) are in all respects conditional upon, and shall have effect from:

(A)                               the receipt by Shire or Shire’s Solicitors of confirmation from the Panel that the Panel has received the AbbVie Letter (the “AbbVie Letter Condition”);

(B)                               the receipt by AbbVie or AbbVie’s Solicitors of confirmation from the Panel that the Panel has received the Shire Letter (the “Shire Letter Condition”); and

(C)                               the Panel having confirmed orally to AbbVie’s Solicitors and Shire’s Solicitors that:

(i)                                    the Panel consents to the release of an announcement by each of AbbVie and Shire relating to the termination of the Proposed Merger, in each case in the form agreed by the Panel; and

(ii)                                 the offer period in connection with the Proposed Merger will end pursuant to the City Code on Takeovers and Mergers upon the release of the announcement by Shire referred to in Clause 1.1(C)(i),

(the “Panel Confirmation Condition”).

Co-operation Agreement

1.2                              The Co-operation Agreement is hereby terminated and its provisions, including those provisions that are stated to survive termination under Clause 10.4 of the Co-operation Agreement, shall cease to have any force and effect.

1.3                              Shire hereby irrevocably releases AbbVie from any and all liabilities, obligations, claims and causes of action arising out of or in connection with the Co-operation Agreement, provided that nothing in this Clause 1.3 shall affect the terms of this Agreement, the AbbVie Non-disclosure Agreement or the Shire Non-disclosure Agreement.

1.4                              AbbVie hereby irrevocably releases Shire from any and all liabilities, obligations, claims and causes of action arising out of or in connection with the Co-operation Agreement, provided that nothing in this Clause 1.4 shall affect the terms of this Agreement, the AbbVie Non-disclosure Agreement or the Shire Non-disclosure Agreement.

1.5                              Shire’s right to receive the Break Fee shall be the sole and exclusive remedy of Shire against AbbVie for any and all losses and damages suffered in connection with the Co-operation Agreement and the transactions and other actions contemplated by the Co-operation Agreement.

Delaware Merger Agreement

1.6                              The Parties acknowledge and agree that this Agreement shall constitute a termination of the Co-operation Agreement for the purposes of Section 7.4 of the Delaware Merger Agreement, and the Delaware Merger Agreement may be terminated without the prior written consent of Shire.

2.                                     ABBVIE OBLIGATIONS

Break Fee

2.1                              In consideration of Shire incurring substantial costs and expenses in preparing and negotiating the Proposed Merger, the Co-operation Agreement and this Agreement, AbbVie shall pay the Break Fee to Shire by way of electronic funds transfer such that the Break Fee is received into the Shire Account by no later than 5.00 p.m. (London time) on the first Business Day next following the date on which the conditions specified in Clause 1.1 have been satisfied.

2.2                              The payment of the Break Fee pursuant to Clause 2.1 shall be made by AbbVie free and clear of any set-off, claim, counterclaim, withholding or deduction.

2.3                              AbbVie confirms that it is not aware of any fact or matter relating to AbbVie or the AbbVie Group that would require Abbvie to make any withholding or deduction from the Break Fee.

2.4                              Shire confirms that it is not aware of any fact or matter relating to Shire or the Shire Group that would require Abbvie to make any withholding or deduction from the Break Fee.  Shire also confirms that, upon receipt of the Break Fee into the Shire Account, the legal and beneficial owner of the Break Fee will be Shire.

2.5                              In no event shall AbbVie be required to pay the Break Fee more than once.

Irrevocable Undertakings

2.6                              AbbVie hereby:

(A)                               releases each of the Shire Directors from any and all liabilities, obligations, claims and causes of action arising out of or in connection with the Irrevocable Undertakings and the undertakings given thereunder; and

(B)                               agrees that each Irrevocable Undertaking shall be of no further force or effect.

Shire Employees

2.7                              Subject to Clause 2.8, during the period of two years from the date of this Agreement, AbbVie will not solicit, procure the solicitation of, endeavour to entice away or offer to employ or to enter into any contract for services with any person who works for Shire or any member of the Shire Group:

(A)                               in respect of whom AbbVie and Shire agreed, at the time of the execution of the Co-operation Agreement, that an employee retention arrangement could be implemented;

(B)                               who has at any time been engaged in the negotiations with AbbVie or its Agents in respect of the Proposed Merger, involving meaningful contact with any member of the AbbVie Group or their respective Agents;

(C)                               who has at any time been engaged in the execution of the Proposed Merger, involving meaningful contact with any member of the AbbVie Group or their respective Agents; and/or

(D)                               who has at any time been engaged in planning for the integration of the AbbVie Group and the Shire Group in respect of the Proposed Merger, involving meaningful contact with any member of the AbbVie Group or their respective Agents, whether or not that person would commit any breach of his or her contract by ceasing to work for Shire or the member of the Shire Group concerned.

2.8                              Nothing in Clause 2.7 will prevent AbbVie from:

(A)                               considering and accepting an application made by any such person or employee in response to a recruitment advertisement published generally and not specifically directed at the employees of any member of the Shire Group; or

(B)                               engaging any recruiting firm or similar organisation to identify or solicit individuals for employment on behalf of AbbVie (and soliciting any person identified by any such recruiting firm or organisation), provided no member of the AbbVie Group (nor their respective Agents) has specifically identified any individual in the categories set out in Clauses 2.7(A) to 2.7(D) (inclusive) to be solicited by such recruiting firm or organisation.

3.                                     SHIRE OBLIGATIONS

End of Engagement Period

3.1                              This Agreement constitutes notice by AbbVie to Shire, in accordance with the terms of the Shire Non-disclosure Agreement, that the Engagement Period (as defined in the Shire Non-disclosure Agreement) has ceased.

AbbVie Employees

3.2                              Subject to Clause 3.3, during the period of two years from the date of this Agreement, Shire will not solicit, procure the solicitation of, endeavour to entice away or offer to employ or to enter into any contract for services with any person who works for AbbVie or any member of the AbbVie Group who has at any time:

(A)                               been engaged in the negotiations with Shire or its Agents in respect of the Proposed Merger;

(B)                               been engaged in the execution of the Proposed Merger; and/or

(C)                               been engaged in planning for the integration of the AbbVie Group and the Shire Group in respect of the Proposed Merger,

in each case involving meaningful contact with any member of the Shire Group or their respective Agents, whether or not that person would commit any breach of his or her contract by ceasing to work for AbbVie or the member of the AbbVie Group concerned.

3.3                              Nothing in Clause 3.2 will prevent Shire from:

(A)                               considering and accepting an application made by any such person or employee in response to a recruitment advertisement published generally and not specifically directed at the employees of any member of the AbbVie Group; or

(B)                               engaging any recruiting firm or similar organisation to identify or solicit individuals for employment on behalf of Shire (and soliciting any person identified by any such recruiting firm or organisation), provided no member of the Shire Group (nor their respective Agents) has specifically identified any individual in the categories set out in Clauses 3.2(A) to 3.2(C) (inclusive) to be solicited by such recruiting firm or organisation.

4.                                     SATISFACTION OF CONDITIONS

4.1                              AbbVie shall use all reasonable endeavours to procure the satisfaction of the AbbVie Letter Condition as soon as reasonably practicable following the execution of this Agreement.  Without prejudice to the generality of the foregoing sentence, AbbVie shall procure that the AbbVie Letter is delivered to the Panel promptly after the execution of this Agreement.

4.2                              Shire shall use all reasonable endeavours to procure the satisfaction of the Shire Letter Condition as soon as reasonably practicable following the execution of this Agreement.  Without prejudice to the generality of the foregoing sentence, Shire shall procure that the Shire Letter is delivered to the Panel promptly after the execution of this Agreement.

4.3                              Each of AbbVie and Shire shall use all reasonable endeavours to procure (to the extent it is able) the satisfaction of the Panel Confirmation Condition as soon as reasonably practicable following the satisfaction of the AbbVie Letter Condition and the Shire Letter Condition.

5.                                     NO SHIRE ADVERSE RECOMMENDATION CHANGE

5.1                              AbbVie hereby confirms that in no event shall delivery of the Shire Letter to the Panel either:

(A)                               constitute a Shire Adverse Recommendation Change (as defined in the Co-operation Agreement) for the purposes of the Co-operation Agreement; or

(B)                               permit AbbVie to elect to terminate the Co-operation Agreement in accordance with Clause 10.2 of the Co-operation Agreement.

5.2                              The Parties hereby agree that with effect from and conditional upon satisfaction of the Shire Letter Condition:

(A)                               the word “or” shall be inserted at the end of Clause 10.2.1 of the Co-operation Agreement;

(B)                               Clause 10.2.2 of the Co-operation Agreement shall be deleted in its entirety; and

(C)                               Clause 10.2.3 of the Co-operation Agreement shall be renumbered as Clause 10.2.2.

6.                                     CONFIDENTIALITY

For the avoidance of doubt and without prejudice to Clause 3.1, the Parties acknowledge that all of the terms of the AbbVie Non-disclosure Agreement and the Shire Non-disclosure Agreement are and shall continue to be in full force and effect without modification.

7.                                     WARRANTIES

Each Party warrants to the other on the date of this Agreement that:

(A)                               it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(B)                               this Agreement constitutes its binding obligations in accordance with its terms; and

(C)                               the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)                                    result in a breach of any provision of its constitutional documents;

(ii)                                 save as fairly disclosed to the other Party, result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)                              result in a breach of any order, judgment or decree of any court of governmental agency to which is a party or by which it is bound.

8.                                     MISCELLANEOUS PROVISIONS

Assignment

8.1                              No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a “dealing”) and any such purported dealing in contravention of this Clause 8.1 shall be ineffective.

Severance/unenforceable provisions

8.2                              If any provision or part of this Agreement is void or unenforceable due to any applicable law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

Variation

8.3                              Without prejudice to Clause 8.10, no variation to this Agreement shall be effective unless made in writing (which for this purpose, does not include email) and executed by each of the Parties.  The expression “variation” includes any variation, amendment, supplement, deletion or replacement, however effected.

Time of essence

8.4                              Except as otherwise expressly provided, time is of the essence in this Agreement.

Entire agreement

8.5                              This Agreement represents the entire understanding, and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

8.6                              Each Party confirms that, except as provided in this Agreement, no Party has relied on any undertaking, representation or warranty by a Party which is not contained in this Agreement and, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, no Party shall be under any liability or shall have any remedy in respect of any misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

Counterparts

8.7                              This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute one instrument.

Rights of third parties

8.8                              With the exception of the rights of the Shire Directors pursuant to Clause 2.6, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement.

8.9                              The rights of the Shire Directors under Clause 2.6 are also subject to the terms of Clause 9 of this Agreement.

8.10                       The Parties to this Agreement may by agreement rescind or vary (in accordance with Clause 8.3) any term of this Agreement, except for Clause 2.6, without the consent of any of the Shire Directors.

Notices

8.11                       A notice, approval, consent or other communication in connection with this Agreement must be in writing and must be left at the address of the addressee, or sent by pre-paid registered post to the address of the addressee or sent by email or facsimile to the email address or facsimile number of the addressee which is specified in this Clause 8.11 or to such other address, email address or facsimile number as may be notified by such addressee by giving notice in accordance with this Clause 8.11. The address, email address and facsimile number of each Party is:

(A)                              in the case of AbbVie:

Address: 1 North Waukegan Road, V322, North Chicago, IL 60064

Email address: laura.schumacher@AbbVie.com

Fax number: (847) 937-3966

For the attention of: Laura Schumacher, Executive Vice President, Business Development, External Affairs and General Counsel

With a copy to: James Palmer and Gillian Fairfield at Herbert Smith Freehills LLP, Exchange House, Primrose Street, London EC2A 2EG and to email addresses: james.palmer@hsf.com and gillian.fairfield@hsf.com and Matthew G. Hurd at Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 and to email address: hurdm@sullcrom.com.

(B)                              in the case of Shire:

Address: Riverwalk, Citywest Business Campus, Dublin 24, Ireland

Email address: tmay@Shire.com

Fax number: +353 (0) 1 429 7701

For the attention of: Tatjana May, General Counsel

With a copy to: Martin Hattrell and Adam Eastell at Slaughter and May, One Bunhill Row, London EC1Y 8YY and to email addresses: martin.hattrell@slaughterandmay.com and adam.eastell@slaughterandmay.com and George R. Bason, Jr. and William J. Chudd at Davis Polk and Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 and to email addresses: george.bason@davispolk.com and william.chudd@davispolk.com.

8.12                       A notice given under Clause 8.11 shall conclusively be deemed to have been received on the next working day in the place to which it is sent if sent by fax, at the time of delivery if delivered by email or personally and one Business Day after posting if sent by registered mail.

Costs and expenses

8.13                       Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

9.                                     GOVERNING LAW AND JURISDICTION

9.1                              This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

9.2                              Each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).  Each Party agrees that a final judgment in any such dispute or claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by applicable law.

9.3                              Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

10.                              AGENT FOR SERVICE OF PROCESS

10.1                       AbbVie hereby appoints AbbVie Ltd (attention: Matt Regan, General Manager), Abbott House, Vanwall Business Park, Vanwall Road, Maidenhead, Berkshire SL6 4XE, United Kingdom to be its agent for service of process in England and Wales in connection with any notice, writ, summons, order, judgment or other document relating to or in connection with any proceedings connected to this Agreement.

10.2                       Shire hereby appoints Shire Pharmaceuticals Group of Lime Tree Way, Hampshire Int Business Park, Chineham, Basingstoke, Hampshire, RG24 8EP to be its agent for service of process in England and Wales in connection with any notice, writ, summons, order, judgment or other document relating to or in connection with any proceedings connected to this Agreement.

11.                              EXECUTION AS A DEED

This Agreement has been executed and delivered as a deed on the date which first appears on page 1 above.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

In this Agreement (including the Recitals and the Schedules), unless the context otherwise requires, each of the following terms and expressions shall have the following meanings:

“AbbVie Directors” means the directors of AbbVie from time to time, and “AbbVie Director” shall be construed accordingly;

“AbbVie Group” means AbbVie and its subsidiary undertakings and associated undertakings from time to time, and “member of the AbbVie Group” shall be construed accordingly;

“AbbVie Letter” means a letter, in the form set out in Schedule 3, addressed to the Panel and signed on behalf of AbbVie;

“AbbVie Letter Condition” has the meaning given in Clause 1.1(A);

“AbbVie Non-disclosure Agreement” means the non-disclosure agreement dated 15 July 2014 between AbbVie and Shire in connection with the Proposed Merger;

“AbbVie’s Solicitors” means Herbert Smith Freehills LLP of Exchange House, Primrose Street, London EC2A 2EG;

“Agents” means directors, officers, employees and professional advisers;

“Break Fee” means US$1,635,410,676;

“Business Day” means a day (not being a Saturday) on which banks are open for general banking business in Jersey and the City of London;

“Co-operation Agreement” has the meaning given in Recital (A);

“Delaware Merger Agreement” means the agreement and plan of merger between AbbVie, AbbVie Private Limited and AbbVie Ventures LLC dated 18 July 2014;

“Irrevocable Undertakings” means the irrevocable undertakings dated 17 or 18 July 2014 given by each of the Shire Directors who hold shares in Shire;

“Panel” means the Panel on Takeovers and Mergers;

“Panel Confirmation Condition” has the meaning given in Clause 1.1(C);

“Proposed Merger” means the proposed combination of the AbbVie Group and the Shire Group, which was to proceed by way of a scheme of arrangement under Article 25 of the Companies (Jersey) Law 1991 and a merger pursuant to the Delaware General Corporation Law and the Delaware Limited Liability Act, as more particularly described in the joint press announcement issued by the Parties on 18 July 2014;

“Shire Account” means the bank account corresponding to the following details:

Bank: Citibank N.A. London

Bank Address: Citigroup Centre, Canary Wharf, London E14 5LB

Account Name: Shire plc

Account Number: 17067763

Swift Code: CITIGB2L

IBAN: GB91CITI18500817067763

Correspondent Bank: Citibank N.A., New York

Correspondent Swift: CITIUS33 — with separate cover message (MT202COV);

“Shire Directors” means the directors of Shire from time to time, and “Shire Director” shall be construed accordingly;

“Shire Group” means Shire and its subsidiary undertakings and associated undertakings from time to time, and “member of the Shire Group” shall be construed accordingly;

“Shire Letter” means a letter, in the form set out in Schedule 2, addressed to the Panel and signed on behalf of Shire;

“Shire Letter Condition” has the meaning given in Clause 1.1(B);

“Shire Non-disclosure Agreement” means the non-disclosure agreement dated 10 July 2014 between AbbVie and Shire in connection with the Proposed Merger; and

“Shire’s Solicitors” means Slaughter and May of One Bunhill Row, London EC1Y 8YY.

Unless otherwise specified, the following shall apply to this Agreement:

(A)                               terms and expressions defined in the Companies Act 2006 and not expressly defined in this Agreement, including the expressions “subsidiary” and “subsidiary undertaking”, shall, unless the context otherwise requires, have the meanings given in that Act;

(B)                              “associated undertaking” has the meaning ascribed to it in Schedule 6 of The Large and Medium-sized Companies and Group (Accounts and Reports) Regulations 2008 (SI 2008/410) (but for this purpose ignoring paragraph 19(1)(b) of Schedule 6 of those Regulations);

(C)                               any reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

(D)                               a reference to an enactment or statutory provision shall be construed as a reference to any subordinate legislation made under the relevant enactment or statutory provision and shall be construed as a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(E)                                words in the singular shall include the plural and vice versa;

(F)                                 references to one gender include other genders;

(G)                               references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(H)                              a reference to a Recital, Clause, Schedule (other than to a schedule to a statutory provision) shall be a reference to a Recital, Clause, Schedule (as the case may be) of or to this Agreement;

(I)                                   a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

(J)                                   the headings in this Agreement are for convenience only and shall not affect its interpretation; and

(K)                              a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time.

SCHEDULE 2

FORM OF SHIRE LETTER

[On Shire letterhead]

STRICTLY PRIVATE & CONFIDENTIAL

The Takeover Panel
10 Paternoster Square
London EC4M 7DY

For the attention of:  Philip Robert-Tissot

[•] October 2014

Dear Sirs

AbbVie Inc. (“AbbVie”) and Shire plc (“Shire”)

We refer to the recommended offer by AbbVie for Shire (the “Offer”) which was the subject of a joint announcement by AbbVie and Shire on 18 July 2014 (the “Announcement”).

Unless otherwise specified, capitalised terms used in this letter shall have the meaning given to them in the Announcement.

We hereby confirm to you that:

1.                                     the Shire Board has withdrawn its recommendation to Shire Shareholders to vote in favour of the Scheme of Arrangement;

2.                                     Shire will not proceed with the Scheme of Arrangement and will not publish the Scheme Circular; and

3.                                     to the extent that any formal steps are required to be taken by Shire to ensure that the Scheme of Arrangement does not proceed, Shire undertakes to take such steps.

Shire agrees that AbbVie shall be released from its obligations under Rule 2.7(b) and Rule 24.1 of the Takeover Code in connection with the Offer.

Please confirm receipt of this letter by email to us (tmay@shire.com) and to Slaughter and May (martin.hattrell@slaughterandmay.com; adam.eastell@slaughterandmay.com), copying AbbVie (laura.schumacher@abbvie.com) and Herbert Smith Freehills (james.palmer@hsf.com; gillian.fairfield@hsf.com).

Yours faithfully

[Name]
[Title]
On behalf of the Board of Shire

SCHEDULE 3

FORM OF ABBVIE LETTER

[On ABBVIE INC letterhead]

STRICTLY PRIVATE & CONFIDENTIAL

The Takeover Panel

10 Paternoster Square

London EC4M 7DY

For the attention of:  Philip Robert-Tissot

October        , 2014

Dear Sirs,

AbbVie Inc. (“AbbVie”) and Shire plc (“Shire”)

We refer to the recommended offer by AbbVie for Shire (the “Offer”) which was the subject of a joint announcement by AbbVie and Shire on July 18, 2014 (the “Announcement”).

Unless otherwise specified, capitalised terms used in this letter shall have the meaning given to them in the Announcement.

Please find enclosed with this letter an extract of the resolutions of the Board of Directors of AbbVie authorizing Laura J. Schumacher, the signatory of this letter on behalf of AbbVie, to do all things necessary or advisable to effect the termination of the transaction.

We hereby confirm to you that:

1.                                     the AbbVie Board has withdrawn its recommendation to AbbVie Stockholders to vote in favor of the adoption of the US Merger Agreement;

2.                                     AbbVie will not proceed with the Offer and will not exercise any rights it may have to implement the Offer by way of a takeover offer; and

3.                                     AbbVie does not believe that there are any formal steps required to be taken by AbbVie to ensure that the Offer does not proceed; however, to the extent there are any, AbbVie undertakes to take such steps.

Please confirm receipt of this letter by email to AbbVie (Laura.Schumacher@abbvie.com and Lara.Levitan@abbvie.com) and Herbert Smith Freehills (james.palmer@hsf.com; gillian.fairfield@hsf.com), copying Shire (tmay@shire.com) and Slaughter and May (martin.hattrell@slaughterandmay.com).

Sincerely,

Laura J. Schumacher

Executive Vice President, Business Development, External Affairs and General Counsel and Corporate Secretary

On behalf of AbbVie Inc.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

[Signatures appear on the following pages]

Executed as a deed by	)
AbbVie Inc.	)
acting by William Chase, who, in accordance with the laws of Delaware, is acting under the authority of AbbVie Inc.	) ) ) ) )	/s/ William Chase
(Authorised signatory)

Executed as a deed by	)
Shire plc	)
acting by Dr Steven Gillis, who, in accordance with the laws of Jersey, is acting under the authority of Shire plc	) ) )	/s/ Steven Gillis
(Authorised signatory)

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